Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of May 31, 2024 to be effective as of June 1, 2024 (the “Effective Date”), by and between Citi Trends, Inc. (the “Company”) and David N. Makuen (“Executive”). Together, the Company and Executive may be referred to hereinafter as the “Parties.”

RECITALS

WHEREAS, Executive currently serves as Chief Executive Officer of the Company;

WHEREAS, the Parties have been engaged in negotiations regarding Executive’s separation from service with the Company, and desire to settle all matters between and among them by entering into this Separation Agreement on the terms and conditions set forth herein

NOW THEREFORE, in consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.            Separation from Employment. The Company and Executive acknowledge, confirm and agree that Executive’s last day of employment with the Company shall be August 3, 2024 (the “Termination Date”), unless revised by mutual written agreement. Executive hereby resigns as Chief Executive Officer of the Company and from the Board of Directors of the Company, effective as of the Effective Date, and also withdraws himself as a director-nominee for election to serve on the Board of Directors at the Company’s upcoming annual meeting of stockholders to be held on June 20, 2024. Following the Effective Date, Executive shall remain employed by the Company through the Termination Date, as described in Section 2 below.

2.            Transition Period and Services. Beginning on the Effective Date and through the Termination Date (the “Transition Period”), Executive will remain employed by the Company in the role of Special Advisor to the Chief Executive Officer. During the Transition Period, Executive agrees to provide transition services (the “Transition Services”) to the Company as the Company may reasonably request, including, but not limited to, assistance in the transitioning of Executive’s responsibilities to the successor Chief Executive Officer of the Company. During the Transition Period and in consideration of the Transition Services, Executive will (a) remain on the Company’s payroll and continue to be paid his base salary (at his base salary rate in effect immediately prior to the Transition Period) in equal bi-weekly payments, (b) be entitled to participate in the Company’s then-current benefit plans and programs to the extent and on the same basis that Executive participated in such plans and programs prior to the Transition Period, and (c) be reimbursed for reasonable business expenses, including travel and lodging, properly incurred by Executive in accordance with Company policy and consistent with standard practices in effect with respect to Executive immediately prior to the Transition Period.

3.            Separation Obligations of the Company. In consideration of Executive’s promises contained in this Agreement, and provided that Executive has executed the Release Agreement attached hereto as Exhibit A as of the Termination Date (and any revocation period has elapsed), the Company agrees as follows:

a.            Severance. The Company will pay to Executive an aggregate amount of $725,000, less applicable withholding taxes and other governmental obligations, paid as salary continuation (and not as a lump sum) beginning August 3, 2024 and continuing for twelve (12) months thereafter, in accordance with the Company’s standard payroll practices.

b.            Supplemental Payments. The Company will pay to Executive an amount, minus all applicable taxes and withholdings, equal to the full monthly cost (including any portion of the cost previously paid by the employee) to provide the same level of group health benefits maintained by Executive as of the Termination Date (currently $1,157.64 per month, to be adjusted up or down for premium changes made by the Company prior to the Termination Date), beginning on the last day of the month following the Termination Date and continuing for twelve (12) months thereafter.

c.            Other Payments and Obligations. The Company will pay or provide to Executive within five (5) business days following the Termination Date all of the following: (i) accrued and unpaid base salary with respect to services through the Termination Date, (ii) reimbursement for expenses for which expense reports have been provided to the Company, (iii) accrued and vested benefits under any Company benefit plan, in each case in accordance with Company policies and plans, and (iv) reimbursement of Executive’s reasonable attorneys’ fees incurred in connection with the review of this Agreement, provided that Executive presents supporting documentation for those fees, not to exceed $5,000.

The Company’s obligation to make the payments set forth herein shall cease upon Executive’s breach of any of his continuing contractual obligations to the Company, including, without limitation, Sections 3, 4, 5 and 6 of the Employment Agreement (as defined herein) and any other intellectual property agreement, covenant not to disclose or use the Company’s confidential or trade secret information, or covenant not to compete with the Company as may be contained in any written agreement entered into between the Company and Executive during the term of his employment with the Company.

4.            Return of Materials. In further consideration of the promises and payments made by the Company hereunder, Executive agrees that on or before the Termination Date, he will return all documents, confidential information, other information, materials, equipment (including, but not limited to, cell phones, pagers, laptops, computers, or other personal computing devices) and other things in his possession or control provided to him by the Company, created during his employment with the Company or otherwise relating to or belonging to the Company, without retaining or providing to anyone else copies, summaries, excerpts, portions or other representations thereof. To the extent that Executive has electronic files or information in his possession or control that relate to or belong to the Company or contain confidential information belonging to the Company (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), Executive agrees that he will immediately, and before receiving payment under this Agreement: (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

5.            Termination of Employment Agreements; Survival of Restrictive Covenants. Executive acknowledges and agrees that the Employment Non-Compete, Non-Solicit and Confidentiality Agreement originally executed by the Parties on February 17, 2020 (the “Employment Agreement”) and the Severance Agreement originally executed by the Parties on February 17, 2020 (the “Severance Agreement”) are hereby terminated, without further action by the Parties, as of the Termination Date and shall be of no further force and effect, and that except as expressly set forth in this Agreement, the Company shall have no continuing obligations to Executive under the Employment Agreement or the Severance Agreement; provided, however, that Section 3 (Confidentiality), Section 4 (Covenant Not to Compete), Section 5 (Covenant not to Solicit) and Section 6 (Covenant Not to Recruit Personnel) of the Employment Agreement shall survive and remain in full force and effect in accordance with their terms, provided, however, that the restrictions contained in Section 4 (Covenant Not to Compete) shall expire as of June 1, 2025; the restrictions contained in Section 5 (Covenant Not to Solicit) shall expire as of December 1, 2025; and the restrictions contained in Section 6 (Covenant Not to Recruit Personnel) shall expire as of June 1, 2026. Notwithstanding the preceding sentence, the Company agrees (i) to consider in good faith a written request from Executive to waive Executive’s required compliance with Section 4 (Covenant Not to Compete) of the Employment Agreement under appropriate circumstances and (ii) that certain Merchandise Vendors (as defined in the Employment Agreement) may be doing business with certain Competitors of the Company and it shall not be a violation of Section 5 (Covenant Not to Solicit) of the Employment Agreement for Executive to do business with such Merchandise Vendors on behalf of a Competitor in the event that there is a pre-existing and on-going relationship between a Competitor and such Merchandise Vendors at the time Executive begins employment with such Competitor so long as Executive is not otherwise in violation of Section 4 of the Employment Agreement.

6.            Final Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Paragraph 5 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.           Public Announcements. Executive and the Company agree to the statement attached hereto as Exhibit B as the public announcement of Executive’s departure from the Company (the “Announcement”). The Executive and the Company agree that the initial public release of the Announcement shall be made on May 31, 2024, or such other date as mutually agreed by Executive and the Company. The Company hereby agrees that all public statements made by the Company regarding Executive and his departure from the Company shall be consistent with the messaging in the Announcement.

8.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia without giving effect to its conflict of law principles.

9.            Waiver. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10.          Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code. Executive’s right to receive any installment payments as Severance Pay shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

CITI TRENDS, INC.

By:	/s/ Peter R. Sachse
Name:	Peter R. Sachse
Title:	Executive Chairman of the Board of Directors

EXECUTIVE

/s/ David N. Makuen
David N. Makuen

Exhibit A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is entered into between Citi Trends, Inc. (the “Company”) and David N. Makuen (“Executive”), as of August 3, 2024.

1. General Release of Claims and Covenant Not To Sue.

a. General Release of Claims by Executive. In consideration of the payments made or to be made to Executive by the Company and the promises contained in the Separation Agreement entered into by and between the Company and Executive as of May 31, 2024 (the “Separation Agreement”), Executive agrees to the following release of claims and covenant not to sue (the “Release”). Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly set forth in the Release, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of the Release. The Release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. Notwithstanding the foregoing, Executive expressly does not waive any claims he may have (i) to indemnification that he may have against any of the Releasees in connection with his service to the Company and its affiliates for any third party claims asserted against Executive that arise out of alleged acts or omissions alleged to have occurred through the Termination Date (as defined in the Separation Agreement), (ii) related to any coverage that he may have under any directors and officers liability insurance policy maintained by the Company or its affiliates, or (iii) any claims that may arise under the Separation Agreement or this Release Agreement.

In connection with such waiver and relinquishment, Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he currently knows or believes to be true with respect to the subject matters of the Release, but that it is his intention hereby fully, finally, and forever, to settle and release all of these matters which now exist, may exist, or previously existed, whether known or unknown, suspected or unsuspected. In furtherance of such intent, the releases given herein shall be and shall remain in effect as a full and complete release, notwithstanding the discovery or existence of such additional or different facts.

b. General Release of Claims by Company. For and in consideration of the Release in subparagraph (a) above, the Company does hereby fully, finally, and forever release and discharge Executive from any and all claims, charges, demands, actions, liability, damages, sums of money, or rights of any and every kind or nature that are based upon any facts currently known to the Company’s current executive officers or Board of Directors, up to and including the present day. The Company’s release additionally includes, without limitation, any and all claims for attorneys' fees, costs, and expenses with respect to those claims released hereby. The Company does not waive its rights or claims that may arise after the date it signs this Release Agreement.

c. Covenant Not to Sue. Except as expressly set forth in Paragraph 3 below with respect to Executive, the Company and Executive further hereby AGREE NOT TO FILE A LAWSUIT or other legal claim or charge to assert any claim released by this Release Agreement.

d. Acknowledgement Regarding Payments and Benefits. Executive acknowledges and agrees that he has been paid all wages and accrued benefits to which he is entitled through the date of execution of this Release Agreement. Other than the payments set forth in the Separation Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

e. Other Representations and Acknowledgements. This Release Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except those that cannot be released by law. By signing this Release Agreement, Executive acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. Executive warrants that he has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Release Agreement. This Release Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees. Executive represents and agrees that he has not transferred or assigned, to any person or entity, any claim that he is releasing in this Paragraph 1.

2. Non-Disparagement.

Executive agrees that he will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light the Company, its products, its employees, or any of the Releasees. This Paragraph 2 shall not in any way limit any of the Protected Rights contained in Paragraph 3 of this Release Agreement, or Executive’s ability to provide truthful testimony pursuant to a subpoena, court order or as otherwise required by law.

3. Protected Rights. Executive understands that nothing contained in this Release Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Release Agreement does not limit his ability to communicate or share information with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual.  However, based on Executive’s release of claims set forth in Paragraph 1 of this Release Agreement, Executive understands that he is releasing all claims that he may have, as well as his right to recover monetary damages or obtain other relief that is personal to Executive in connection with any charge or complaint that may be filed with any Government Agencies relating to Executive’s employment with the Company.

4. Acknowledgment. The Company hereby advises Executive to consult with an attorney prior to executing this Release Agreement and Executive acknowledges and agrees that the Company has advised, and hereby does advise, him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Executive expressly acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Release Agreement before signing it, that he has read this Release Agreement carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning the execution of this Release Agreement. Executive acknowledges and agrees that he fully understands that this Release Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Release Agreement are those specifically contained in the Release Agreement itself. Executive acknowledges and agrees that he is signing this Release Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Paragraph 1 of this Release Agreement.

5. Cooperation. Following the Termination Date, the Executive shall cooperate with the Company as reasonably requested and be reasonably available to the Company and its attorneys with respect to any legal action or proceeding (or any appeal from any action or proceeding) or any regulatory or government agency inquiry which relates to events occurring during the Executive’s employment with the Company (including, without limitation, the Executive appearing at the Company’s request, upon reasonable advance notice, to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession). The Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in rendering such services that are approved by the Company, including but not limited to reasonable attorneys’ fees. In addition, if more than an incidental cooperation is required at any time after the termination of the Executive’s employment, the Executive shall be paid (other than for the time of actual testimony) a per day fee based on his base salary as of the Termination Date.

6. Revocation and Effective Date. Executive may revoke this Release Agreement at will within seven (7) days after he executes this Release Agreement (the “Revocation Period”) by giving written notice of revocation to Company. This Release Agreement may not be revoked after the expiration of the seven-day deadline. Assuming that Executive does not revoke this Release Agreement within the Revocation Period, the effective date of this Release Agreement shall be the eighth (8th) day after the day on which Executive executes this Release Agreement.

The Executive acknowledges and agrees that he has carefully read and fully understands all of the provisions of this Release Agreement and knowingly and voluntarily agrees to all of the terms set forth in this Release Agreement. The Executive knowingly and voluntarily intends to be legally bound by the same.

IN WITNESS WHEREOF, the Executive and the Company have executed this Release Agreement as of the date specified below.

Executive

Date:
David N. Makuen

Citi Trends, Inc.

Date:	By:
	Name:	Peter R. Sachse
	Title:	Executive Chairman of the Board of Directors

Exhibit B

[Intentionally Omitted]